FILED PURSUANT TO
RULE 424(B)(7)
REGISTRATION NOS: 333-108556 AND 333-128132
PROSPECTUS SUPPLEMENT
(To Prospectus included in the Registration Statement on Form S-3, dated September 5, 2003)
(To Prospectus included in the Registration Statement on Form S-3, dated September 6, 2005)
DATED: January 6, 2015

44,772 Common Shares

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This prospectus supplement relates to the resale from time to time, by the selling shareholder named herein, of up to 44,772 shares of our common stock, par value $0.01 per share, if and to the extent that such selling shareholder redeems its units of limited partnership interest in Duke Realty Limited Partnership, or the “Operating Partnership,” and we elect to issue common stock in exchange for those units.
This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus included in the Registration Statement on Form S-3, dated September 5, 2003 (as previously supplemented on December 21, 2012), and the prospectus included in the Registration Statement on Form S-3, dated September 6, 2005 (as previously supplemented on September 19, 2005), both of which are to be delivered with this prospectus supplement.
We have registered the offering and resale of the shares to allow the selling shareholder to sell any or all of its shares of common stock on the New York Stock Exchange, or the “NYSE,” or in private transactions using any of the methods described in the accompanying prospectuses. See “Plan of Distribution.” The registration of the shares does not necessarily mean that the selling shareholder will elect to cause us to redeem its units, or that any of the shares will be sold by the selling shareholder under this prospectus or otherwise. The purchase price of any shares offered by the selling shareholder likely will be the market price of a share of common stock at that time, but may instead be based upon privately negotiated prices.
We will not receive proceeds from any issuance of shares of our common stock to the selling shareholder or from any sale of such shares by the selling shareholder, but we have agreed to pay, on behalf of the selling shareholder, certain registration expenses relating to such shares of our common stock. The selling shareholder from time to time may offer and sell the shares held by it directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in the accompanying prospectuses.
The selling shareholder and any agents or broker-dealers that participate with the selling shareholder in the distribution of common stock may be deemed to be “underwriters” under the Securities Act of 1933. See “Plan of Distribution” in the accompanying prospectuses.
Investing in our common stock involves risk. You should consider the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectuses are truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is January 6, 2015.

SELLING SHAREHOLDERS

The selling shareholder named below is a person who may receive shares of our common stock if it elects to redeem its units of the Operating Partnership, and if we issue common stock to it in exchange for such units.
All of the shares of common stock being offered pursuant to this prospectus supplement are being sold by the selling shareholder named below. The selling shareholder may offer all, some or none of its shares of our common stock received in exchange for its units of the Operating Partnership. As such, no estimate can be made of the total number of shares of common stock that are to be offered by this prospectus or as to the total number of shares of common stock that the selling shareholder will hold after the completion of this offering.
To the extent the selling shareholder identified below is, or is affiliated with, broker-dealers, it may be deemed to be, under SEC Staff interpretations, an “underwriter” within the meaning of the Securities Act.

All information regarding the number of common shares beneficially owned by the selling shareholder named in this prospectus supplement has been provided to us by the selling shareholder.

Name	Number of Shares Beneficially Owned Prior to the Offering (1)	Percentage of Shares Beneficially Owned Prior to the Offering(2)	Number of Shares Offered Hereby	Number of Shares Beneficially Owned Following the Offering(3)	Percentage of Shares Beneficially Owned Following the Offering (2)(3)
Thomas M. Crowley Revocable Trust (4)	44,772	*	44,772	—	—

*	Less than 1%.
(1)
The number shown represents shares of common stock issuable upon the redemption by the selling shareholder of units of the Operating Partnership. The number shown includes 16,543 shares issuable in exchange for units of the Operating Partnership that were initially registered on the Registration Statement on Form S-3, dated September 5, 2003 (File No. 333-108556) and 28,229 shares issuable in exchange for units of the Operating Partnership that the selling shareholder received from GB Anson, LLC, which were initially registered on the Registration Statement on Form S-3, dated September 6, 2005.

(2)	Based on a total of 344,111,568 shares of our common stock outstanding as of December 31, 2014.
(3)
We do not know when or in what amounts a selling shareholder may offer shares of our common stock for sale. The selling shareholder might not sell any or all of the shares of our common stock offered by this prospectus supplement. Because the selling shareholder may offer all or some of the shares of our common stock pursuant to this prospectus supplement, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of our common stock, we cannot estimate the number of shares of our common stock that will be held by the selling shareholder after completion of this offering. However, for purposes of this table, we have assumed that, after completion of the offering pursuant to this prospectus supplement, none of the shares of our common stock covered by this prospectus supplement will be held by the selling shareholder.

(4)	The units pursuant to which these shares may be issued are pledged to KeyBank National Association, a national banking association, who may also be a selling shareholder with respect to such shares.

Transferees, successors and donees of identified selling shareholders will not be able to use this prospectus for resales until they are named in the selling shareholders table by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by additional prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in the prospectus or prospectus supplement after the effective date of this prospectus.

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